EXHIBIT 23.2

Consent of Registered Independent Public Accounting Firm

We have issued our report dated April 25, 2006, accompanying the consolidated financial statements of Access Pharmaceuticals, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Dallas, Texas
May 1, 2007